                                                                    Exhibit 23.1


                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Pre-Effective Amendment No. 3 to Form S-3 No. 333-82228 and No. 333-85227) and related Prospectus of Capital One Financial Corporation for the registration of $1,787,000,000 of debt securities, preferred stock, common stock, stock purchase contracts, and equity units and to the incorporation by reference therein of our report dated January 16, 2001, except for Note E as to which the date is February 6, 2001, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                           /s/ ERNST & YOUNG LLP

McLean, Virginia
March 15, 2002